Exhibit 99

        PERRIGO COMPANY REPORTS FISCAL 2005 THIRD QUARTER AND NINE MONTHS
         LOSSES DUE TO WRITE OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT

    ALLEGAN, Mich., May 5 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq:
PRGO; TASE) today announced results for the third quarter and nine months of fiscal 2005 ended March 26, 2005.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                               Third Quarter             Year-To-Date
                        -------------------------   -------------------------
                            2005          2004          2005          2004
                        -----------   -----------   -----------   -----------
Sales                   $   220,093   $   232,863   $   699,560   $   692,079
(Net Loss)/Income       $  (379,436)  $    17,739   $  (346,020)  $    72,482
Diluted Shares               73,660        72,598        71,970        72,035
Diluted EPS             $     (5.15)  $      0.24   $     (4.81)  $      1.01

    The acquisition of Agis Industries was completed on March 17, 2005. Agis is included in the consolidated balance sheet as of March 26, 2005. Agis operating results are not included in the third quarter, but will be included in the consolidated results beginning in the fourth quarter of fiscal 2005.

    Third Quarter Results

    Net sales for the third quarter of fiscal 2005 were $220.1 million, a decrease of five percent from $232.9 million last year due to a sales shortfall in the Consumer Healthcare segment. Perrigo reported a net loss of $379.4 million, or $5.15 per share, which includes charges associated with the acquisition of Agis.

    The acquisition-related charges include the following: the write-off of in-process research and development of $388.6 million, which is not deductible for tax purposes; a charge for operational improvements and asset impairments in the Consumer Healthcare segment of $6.4 million pre-tax, or $4.1 million after-tax; and, acquisition-related legal, audit and integration expenses of $4.6 million pre-tax, or $3.0 million after-tax.

    Excluding the charges associated with the acquisition, net income was $16.2 million, or $0.22 per share. This is compared with net income of $17.7 million, or $0.24 per share, a year ago. A reconciliation of these non-GAAP measures is shown in Table II at the end of this press release.

    "Our operating results in the third quarter reflect lower sales and profits in the Consumer Healthcare segment where we experienced weak seasonal demand for cough/cold and pain relief products. There was a late pick-up at retail, but, with adequate inventories available following the season's slow start, retailers were able to meet consumer demand in the quarter from on-hand inventory," said David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer.

    Agis Acquisition

    Commenting on the Agis acquisition, Mr. Gibbons stated, "The combination of Perrigo and Agis has created a global company with broader capabilities to grow in the generic pharmaceutical, active pharmaceutical ingredients and consumer healthcare markets. We have brought together talent and technology and we are combining Perrigo's leadership in store brand over-the-counter pharmaceutical and nutritional products with Agis' growing position in topical generics and active pharmaceutical ingredients. Together, we have excellent R&D and an experienced, global management team. The integration of our companies is off to a good start and we are enthusiastic about the opportunities we see to grow and enhance value for our shareholders."

    Nine Months Results

    Net sales for the nine months ended March 26, 2005 were $699.6 million, an increase of $7.5 million, or one percent, compared with $692.1 million last year. Perrigo reported a net loss of $346.0 million, or $4.81 per share, which includes charges associated with the acquisition of Agis and the expense of a product recall.

    The charges and expenses associated with the acquisition were the same as those recorded in the third quarter. The impact of the loratadine syrup product recall in the second quarter of fiscal 2005 reduced sales by $6.3 million and after-tax income by $5.3 million. In the prior year, the Company reported a one-time tax benefit of $13.1 million after-tax.

    Excluding the write-off of in-process research and development, acquisition-related expenses and the expense of the product recall, net income was $54.9 million, or $0.76 per share. Excluding the one-time tax benefit of $13.1 million, or $0.18 per share, in the prior year period, comparable net income was $59.4 million, or $0.83 per share. A reconciliation of these non-GAAP measures is shown in Table II at the end of this press release.

    Consumer Healthcare

    Consumer Healthcare segment sales decreased six percent to $194.0 million, compared with $206.1 million in the third quarter of fiscal 2004. The decline reflected lower sales of loratadine products compared with strong initial sales a year ago. Sales were also lower in the vitamin category following our strong first half. We received positive benefits from sales of new products for smoking cessation and feminine hygiene. Operating income was $18.7 million, reflecting lower sales and production levels, as well as a $6.4 million charge for asset impairment and acquisition-related restructuring expense. Excluding the $6.4 million charge, operating income was $25.1 million, compared with $28.8 million last year.

    For nine months of fiscal 2005, Consumer Healthcare sales were $612.4 million, two percent below the $623.9 million in the same period last year. Operating income was $69.7 million, reflecting lower sales and production levels, an asset impairment charge, acquisition-related expenses and the expense of a product recall. Excluding the charge of $6.4 million and the product recall expense of $8.3 million, operating income was $84.4 million, compared with $91.5 million a year ago.

    Pseudoephedrine

    Mr. Gibbons also noted, "A number of major retailers have recently announced plans to move certain over-the-counter products that contain the active ingredient pseudoephedrine to a position behind the pharmacy counter. This is in reaction to new legislation in certain states to slow the misuse of pseudoephedrine-based products to create methamphetamine for illegal drug use. We are developing phenylephrine-based alternatives for the most popular solid dose products and expect to phase-in the reformulated products as soon as possible throughout the 2005/2006 season. We anticipate that the recent acceleration of the move behind the counter will have some negative impact on our cough/cold/allergy/sinus category sales in the next year. However, it is too early to accurately measure the effect."

    Pharmaceuticals

    In the third quarter, the Pharmaceutical Segment recorded an operating loss of $1.9 million, compared with a loss of $1.6 million a year ago as the Company continued to invest in its start-up pharmaceutical business. For nine months of fiscal 2005, Pharmaceutical operating loss was $5.5 million, compared with a loss of $3.0 million last year.

    United Kingdom

    Third quarter net sales for the United Kingdom operations decreased $2.0 million, or nine percent, to $19.8 million due to declines in contract and nutritional product sales, partially offset by favorable foreign exchange rates. Operating income for the third quarter was $0.4 million compared with $0.2 million last year.

    Sales for nine months were $67.5 million, compared with $49.4 million in the year ago period, and operating income was $2.3 million, compared with $1.5 million a year ago.

    Mexico

    Sales for Perrigo's Mexico Operations increased $0.9 million, or 18 percent, to $5.9 million in the third quarter as a result of increased sales to the store brand and pharmaceutical distribution channels. Operating income for the quarter was $0.2 million, compared with an operating loss of $0.8 million last year. Sales for nine months were $19.1 million, compared with $18.7 million last year and operating income was $1.7 million, compared with $0.6 million for the comparable nine months a year ago.

    Opening Balance Sheet

    The attached condensed balance sheet includes the preliminary allocation of the purchase price for Agis into the components of fair value of the assets at acquisition, as well as adjustments related to the transaction financing.

    At closing, Perrigo also entered into a loan agreement with an Israeli bank for $400 million. Simultaneously, $400 million was deposited by Perrigo with the same Israeli bank. As required, these amounts are reported separately on the consolidated balance sheet as long-term debt and restricted cash. Perrigo will pay interest expense on the loan and receive interest income on the deposit in subsequent periods. The purpose of this transaction is to provide an appropriate and efficient mechanism for inter-company financing.

    Included in the fair value of the assets of Agis is a step-up in the value of inventory of $27.6 million. This amount will be charged to cost of sales over the next three to six months, but is not expected to have any impact beyond that period.

    Outlook

    The year-to-date reported net loss of $346.0 million included the write- off of in-process research and development of $388.6 million, the loratadine recall of $5.3 million and other acquisition-related costs of $7.0 million. Adjusted net income was $54.9 million, or $0.76 per share, through nine months of fiscal 2005.

    There will be an additional $2 million in integration costs incurred in the fourth quarter. Further, the write-off of the inventory step-up that was recorded as part of the purchase price adjustment will approximate $16 million.

    Commenting on the outlook for the fourth quarter and full year, Mr. Gibbons stated, "Operating results for Agis will be consolidated for the first time in our fiscal fourth quarter and the shares outstanding will change to reflect the 22 million shares issued as part of the purchase price. Consistent with the historical seasonal pattern, we anticipate lower sequential sales and profits in our Consumer Healthcare business. The continuing ramp-up in sales of new nicotine gum products should help offset difficult comparisons on our loratadine products.

    "We anticipate reported per share results for the full year to range from a loss of $4.45 to a loss of $4.55 per share. On an operating basis, we expect income per share in the range of $0.90 to $0.94."

    Perrigo will host a conference call to discuss third quarter fiscal 2005 results at 11 a.m. (ET) today. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/ , or by phone, at 800-473-6123, International, 973-582-2745. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Thursday, May 5 until midnight Wednesday, May 11. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 6009317.

    Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand and contract manufacturing markets. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets topical OTC pharmaceuticals, prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing and logistics facilities in the United States, Israel, United Kingdom, Mexico, and Germany. Visit Perrigo on the Internet (http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 27 - 33 of the Company's Form 10-K for the year ended June 26, 2004 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                             Third Quarter              Year-To-Date
                                      -------------------------   -------------------------
                                          2005          2004          2005          2004
                                      -----------   -----------   -----------   -----------
Net sales                             $   220,093   $   232,863   $   699,560   $   692,079
Cost of sales                             157,132       164,108       504,830       487,125
Gross profit                               62,961        68,755       194,730       204,954

Operating expenses
   Distribution                             4,032         4,117        12,130        11,472
   Research and development                 7,224         6,685        22,864        18,584
   Selling and administration              32,552        31,441        89,808        84,271
     Subtotal                              43,808        42,243       124,802       114,327
   Write-off of in-process
    research and development              388,600             -       388,600             -
   Restructuring                            6,382             -         6,382             -
     Total                                438,790        42,243       519,784       114,327

Operating (loss) income                  (375,829)       26,512      (325,054)       90,627
Interest and other, net                    (1,545)       (1,206)       (2,989)       (2,159)

(Loss) income before income taxes        (374,284)       27,718      (322,065)       92,786
Income tax expense                          5,152         9,979        23,955        20,304

Net (loss) income                     $  (379,436)  $    17,739   $  (346,020)  $    72,482

(Loss) Earnings per share
   Basic                              $     (5.15)  $      0.25   $     (4.81)  $      1.03
   Diluted                            $     (5.15)  $      0.24   $     (4.81)  $      1.01

Weighted average shares outstanding
   Basic                                   73,660        70,296        71,970        70,103
   Diluted                                 73,660        72,598        71,970        72,035

Dividends declared per share          $      0.04   $     0.035   $     0.115   $     0.095

                                 PERRIGO COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                             March 26,      June 26,       March 27,
                                               2005           2004           2004
                                           ------------   ------------   ------------
                                            (unaudited)                   (unaudited)
Assets
Current assets
   Cash and cash equivalents               $     40,735   $      8,392   $     30,692
   Investment securities                         33,200        163,308        125,725
   Accounts receivable                          203,849         86,040        102,299
   Inventories                                  301,270        174,253        154,847
   Current deferred income taxes                 47,380         29,877         30,041
   Prepaid expenses and other current
    assets                                       28,690         11,359         19,846
      Total current assets                      655,124        473,229        463,450

Property and equipment                          576,049        462,185        468,056
   Less accumulated depreciation                253,316        234,544        241,724
                                                322,733        227,641        226,332

Restricted cash                                 400,000              -              -
Goodwill                                        150,226         35,919         35,919
Other intangible assets                         142,050             94            110
Non-current deferred income taxes                13,922          8,137          8,062
Other non-current assets                         47,126         14,074         12,774
                                           $  1,731,181   $    759,094   $    746,647

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                        $    141,621   $     88,858   $     89,289
   Notes payable                                 22,334          9,528          9,746
   Current maturities of long-term
    liabilities                                  20,000              -              -
   Payroll and related taxes                     48,160         41,387         35,530
   Accrued customer programs                     31,302         13,212         13,187
   Accrued liabilities                           74,496         30,477         36,121
   Accrued income taxes                          15,201              -              -
   Current deferred income taxes                  9,010          4,024          4,095
      Total current liabilities                 362,124        187,486        187,968

Long-term liabilities
   Long-term debt, less current
    maturities                                  666,706              -              -
   Non-current deferred income taxes             59,740         29,606         26,315
   Other non-current liabilities                 33,637          5,770          5,490
      Total long-term liabilities               760,083         35,376         31,805

Shareholders' equity
   Preferred stock, without par
    value, 10,000 shares authorized                   -              -              -
   Common stock, without par value,
    200,000 shares authorized                   532,108        104,160         99,622
   Unearned compensation                         (4,888)          (514)          (631)
   Accumulated other comprehensive
    income                                        6,275          2,892          3,801
   Retained earnings                             75,479        429,694        424,082
      Total shareholders' equity                608,974        536,232        526,874
                                           $  1,731,181   $    759,094   $    746,647

Supplemental Disclosures of Balance
 Sheet Information
   Allowance for doubtful accounts         $      8,280   $      8,296   $      7,606
   Allowance for inventory                 $     27,841   $     22,888   $     22,493
   Working capital                         $    293,000   $    285,743   $    275,482
   Preferred stock, shares issued                     -              -              -
   Common stock, shares issued                   93,802         70,882         70,595

                                 PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                   Year-To-Date
                                             -------------------------
                                                 2005          2004
                                             -----------   -----------
Cash Flows From Operating Activities
   Net income (loss)                         $  (346,020)  $    72,482
   Adjustments to derive cash flows
     Write-off of in-process
      research and development                   388,600             -
     Depreciation and amortization                23,561        21,270
     Share-based compensation                      4,828         4,142
     Deferred income taxes                        (5,860)           35
   Changes in operating assets and
    liabilities, net of acquisitions
    of businesses and assets
     Accounts receivable                         (11,320)      (11,150)
     Inventories                                  10,202        13,551
     Accounts payable                             (7,108)       13,074
     Payroll and related taxes                   (14,369)       (5,001)
     Accrued income taxes                          3,805         2,458
     Accrued customer programs                    (2,398)        7,421
     Accrued liabilities                           4,090        (5,572)
     Other                                         6,381        (8,502)
         Net cash from operating
          activities                              54,392       104,208

Cash Flows For Investing Activities
   Purchase of securities                        (81,070)     (122,325)
   Proceeds from sales of
    securities                                   243,975        80,035
   Additions to property and
    equipment                                    (15,576)      (18,638)
   Acquisition of business, net of
    cash acquired                               (381,569)      (12,061)
   Acquisition of assets                          (5,562)            -
   Increase in restricted cash                  (400,000)            -
   Issuance of note receivable                         -       (10,000)
   Investment in equity
    subsidiaries                                       -        (2,000)
         Net cash for investing
          activities                            (639,802)      (84,989)

Cash Flows From Financing Activities
   Borrowings of short-term debt, net              3,622           789
   Borrowings of long-term debt                  615,000             -
   Increase in deferred bond issue
    costs                                         (1,017)            -
   Tax benefit of stock
    transactions                                   1,087           813
   Issuance of common stock                        6,137         7,911
   Repurchase of common stock                       (122)       (1,940)
   Cash dividends                                 (8,195)       (6,664)
         Net cash from financing
          activities                             616,512           909

         Net Increase in Cash and
          Cash Equivalents                        31,102        20,128
Cash and cash equivalents, at
 beginning of period                               8,392        10,392
Effect of exchange rate changes on cash            1,241           172
Cash and cash equivalents, at end
 of period                                   $    40,735   $    30,692

Supplemental Disclosures of Cash
 Flow Information
Cash paid during the year for
   Interest                                  $       231   $       467
   Income taxes                              $    18,341   $    25,188

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                             Third Quarter              Year-To-Date
                                      -------------------------   -------------------------
                                          2005          2004          2005          2004
                                      -----------   -----------   -----------   -----------
Segment Sales
  Consumer Healthcare                 $   194,009   $   206,087   $   612,390   $   623,917
  Pharmaceuticals                             403             -           567             -
  UK Operations                            19,809        21,789        67,526        49,417
  Mexico Operations                         5,872         4,987        19,077        18,745
Total                                 $   220,093   $   232,863   $   699,560   $   692,079

Segment Operating Income (loss)
  Consumer Healthcare                 $    18,683   $    28,771   $    69,675   $    91,538
  Pharmaceuticals                          (1,887)       (1,647)       (5,537)       (3,004)
  UK Operations                               424           159         2,286         1,493
  Mexico Operations                           176          (771)        1,747           600
  Write-off of in-process
   research and development              (388,600)            -      (388,600)            -
  Acquisition and integration costs        (4,625)            -        (4,625)
Total                                 $  (375,829)  $    26,512   $  (325,054)  $    90,627

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                             Third Quarter              Year-To-Date
                                      -------------------------   -------------------------
                                          2005          2004          2005          2004
                                      -----------   -----------   -----------   -----------
Reported net sales                    $   220,093   $   232,863   $   699,560   $   692,079
Loratadine recall                               -             -         6,300             -

Adjusted net sales                    $   220,093   $   232,863   $   705,860   $   692,079

Reported gross profit                 $    62,961   $    68,755   $   194,730   $   204,954
Loratadine recall                               -             -         8,300             -

Adjusted gross profit                 $    62,961   $    68,755   $   203,030   $   204,954

Reported operating income (loss)      $  (375,829)  $    26,512   $  (325,054)  $    90,627
Loratadine recall                               -             -         8,300             -
Perrigo operational
 improvements                               3,150             -         3,150             -
Perrigo asset impairments                   3,232             -         3,232             -
Purchase accounting
 adjustment:
   Write off in-process R&D               388,600             -       388,600             -
   Acquisition costs                        4,625             -         4,625             -

Adjusted operating income             $    23,778   $    26,512   $    82,853   $    90,627

Reported net income (loss)            $  (379,436)  $    17,739   $  (346,020)  $    72,482
Loratadine recall (1)                                                   5,300
One time tax benefit                                                                (13,100)
Perrigo operational
 improvements (1)                           2,016                       2,016
Perrigo asset impairments (1)               2,068                       2,068
Purchase accounting
 adjustment:
   Write off in-process R&D (2)           388,600                     388,600
   Acquisition costs (1)                    2,960                       2,960

Adjusted net income                   $    16,208   $    17,739   $    54,924   $    59,382

Reported diluted earnings
 (loss) per share                     $     (5.15)  $      0.24   $     (4.81)  $      1.01
Adjusted diluted earnings per
 share                                $      0.22   $      0.24   $      0.76   $      0.83

Weighted average diluted
 shares outstanding                        73,660        72,598        71,970        72,035

(1) Net of taxes at 36%
(2) Write-off of in-process research and development is a permanent difference for tax purposes and thus is not tax effected

                               CONSUMER HEALTHCARE
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                             Third Quarter              Year-To-Date
                                      -------------------------   -------------------------
                                          2005          2004          2005          2004
                                      -----------   -----------   -----------   -----------
Consumer Healthcare
Reported net sales                    $   194,009   $   206,087   $   612,390   $   623,917
Loratadine recall                               -             -         6,300             -

Adjusted net sales                    $   194,009   $   206,087   $   618,690   $   623,917

Consumer Healthcare
Reported gross profit                 $    58,296   $    64,997   $   178,346   $   192,735
Loratadine recall                               -             -         8,300             -

Adjusted gross profit                 $    58,296   $    64,997   $   186,646   $   192,735

Consumer Healthcare
Reported operating income
 (loss)                               $    18,683   $    28,771   $    69,765   $    91,538
Loratadine recall                               -             -         8,300             -
Perrigo operational
 improvements                               3,150             -         3,150             -
Perrigo asset impairments                   3,232             -         3,232             -

Adjusted operating income             $    25,065   $    28,771   $    84,447   $    91,538

SOURCE  Perrigo Company
    -0-                             05/05/2005
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: Investor@perrigo.com /
    /Web site:  http://www.perrigo.com